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                                                                     EXHIBIT 4.5

                           CERTIFICATE OF AMENDMENT OF
             CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF
                     SERIES A CONVERTIBLE PREFERRED STOCK OF
                         AMERICAN COUNTRY HOLDINGS INC.
                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

     AMERICAN COUNTRY HOLDINGS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST, that the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock of the Corporation (the "Certificate of Designations") be amended by deleting in its entirety Article Fourth and substituting in lieu thereof the following:

         The holders of the Series A Preferred Stock shall be entitled to receive dividends on a quarterly basis at a rate of 6% per annum per share, payable out of any assets or funds legally available for that purpose and payable on January 1, April 1, July 1, October 1, commencing April 1, 2001. Such dividends shall be cumulative and shall accrue, whether or not declared by the Board of Directors, but shall be payable only when, as and if declared by the Board of Directors. Accrued but unpaid dividends will be paid upon conversion of the Series A Preferred Stock. The Corporation shall have the option to pay such dividends on the Series A Preferred Stock in additional Series A Preferred Stock or in cash. In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon any Pari Passu Securities or Common Stock, nor shall any such securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any such securities (other than a distribution of Pari Passu Securities or Common Stock), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class.


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     SECOND, that the Certificate of Designations be amended by adding to the first sentence of paragraph A of Article Fifth "or Common Stock" following "Pari Passu Securities."

     THIRD, that the Certificate of Designations be amended by deleting in its entirety paragraph A of Article Sixth and substituting in lieu thereof the following:

         The outstanding shares of Series A Preferred Stock may be redeemed at the option of the Corporation (the "Optional Redemption"), in whole or in part, commencing two years after the Issue Date, out of funds legally available therefor. The Corporation may redeem the Series A Preferred Stock by payment in cash, for each share of Series A Preferred Stock to be redeemed, in an amount equal to the Liquidation Preference, as defined in Article V. The date on which the Liquidation Preference is payable is referred to herein as the "Series A Redemption Date." If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall redeem a pro rata portion of the shares of Series A Preferred Stock held by each holder.

     FOURTH, that the Certificate of Designations be amended by deleting in its entirety paragraph B of Article Seventh and substituting in lieu thereof the following:

         The "Conversion Price" as used herein, shall initially be $1 3/4 per share, and shall be subject to adjustment as set forth in this Certificate. All such adjustments shall be successive.

     FIFTH, that the Certificate of Designations be amended by deleting from the second sentence to subparagraph 5 of paragraph D of Article Seventh "2,000,000" and inserting "2,5000,000."

     SIXTH, that this amendment to the Certificate of Designations was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.


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     IN WITNESS WHEREOF, AMERICAN COUNTRY HOLDINGS INC. has caused this
Certificate to be executed by John A. Dore, Co-Chairman and Chief Executive Officer of the Corporation this 18th day of January, 2001.

                                    AMERICAN COUNTRY HOLDINGS INC.


                                    By: /s/ JOHN A. DORE
                                        -------------------
                                        John A. Dore
                                        Co-Chairman and Chief Executive Officer